EXHIBIT 10.1

AGREEMENT DATED NOVEMBER 21, 2005 US$800,000,000 CREDIT FACILITIES FOR INTERNATIONAL PAPER INVESTMENTS (LUXEMBOURG) S.ar.l. ARRANGED BY ABN AMRO BANK N.V., THE BANK OF TOKYO-MITSUBISHI LTD., NEW YORK BRANCH, BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED AND DEUTSCHE BANK AG, LONDON BRANCH WITH BNP PARIBAS, AS FACILITY AGENT

Exhibit 10.1

EXECUTION COPY

Allen & Overy LLP

AGREEMENT

DATED 21 NOVEMBER 2005

US$800,000,000

CREDIT FACILITIES

for

INTERNATIONAL PAPER INVESTMENTS (LUXEMBOURG) S.à r.l.

arranged by

ABN AMRO BANK N.V.

THE BANK OF TOKYO – MITSUBISHI LTD., NEW YORK

BRANCH

BNP PARIBAS

CITIGROUP GLOBAL MARKETS LIMITED

and

DEUTSCHE BANK AG, LONDON BRANCH

with

BNP PARIBAS

as Facility Agent

THIS AGREEMENT is dated 21 November 2005 (the Agreement)

BETWEEN:

(1)	INTERNATIONAL PAPER INVESTMENTS (LUXEMBOURG) S.à r.l. a company incorporated under the laws of Luxembourg (registered number B90703) with its registered office at 65, Boulevard Grande-Duchesse Charlotte, L-1331 Luxembourg (the Company);

(2)	INTERNATIONAL PAPER COMPANY a company incorporated under the laws of the State of New York, U.S.A. (the Guarantor);

(3)	ABN AMRO Bank N.V., BNP PARIBAS and CITIGROUP GLOBAL MARKETS LIMITED as bookrunners (the Bookrunners);

(4)	ABN AMRO BANK N.V., THE BANK OF TOKYO-MITSUBISHI LTD., NEW YORK BRANCH, BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED and DEUTSCHE BANK AG, LONDON BRANCH as mandated lead arrangers (in this capacity the Mandated Lead Arrangers);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders); and

(6)	BNP PARIBAS as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Agreement means a letter, substantially in the form of Schedule 9 (Form of Accession Agreement), with such amendments as the Facility Agent and the Guarantor may agree.

Additional Borrower means any Wholly Owned Subsidiary of the Guarantor which becomes a Borrower after the date of this Agreement.

Administrative Party means a Bookrunner, a Mandated Lead Arranger or the Facility Agent.

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agency Fee Letter means the letter entered into between the Company and BNP Paribas, dated on or about the date of this Agreement and relating to the agency fee to be paid under Clause 24.1 (Facility Agent’s fee)

Arrangement Fee Letter means the letter entered into between the Company, ABN AMRO Bank N.V. and BNP Paribas, dated on or about the date of this Agreement and setting out the arrangement fee to be paid under Clause 24.2 (Arrangement fee) and relating to the participation fee to be paid under Clause 24.3 (Participation fee).

Availability Period means the period from and including the date of this Agreement to and including:

(a)	for a Term Loan, the date falling 90 days from the date of this Agreement; and

(b)	for a Revolving Credit Loan, the date falling one month before the Final Maturity Date for Revolving Credit Loans.

Bankruptcy Code means the United States Bankruptcy Code 1978 as amended or any other United States Federal of State bankruptcy, insolvency or similar law.

Board means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

Borrower means the Company or an Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 25.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Paris and New York City and:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

Capital Lease Obligations means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for the purposes of this Agreement, the amount of such obligations shall be the capitalised amount thereof, determined in accordance with GAAP (including such Statement No. 13).

Code means the Internal Revenue Code of 1986, as amended from time to time.

Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires,

under a particular Facility to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Consolidated Net Worth means, as at any time, the sum of the following for the Guarantor and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

(a)	the amount of capital stock; plus

(b)	the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

(c)	the cost of treasury shares,

provided, however, the foregoing calculation shall not take into account any impairment of goodwill arising under FASB 142.

Consolidated Subsidiary means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and controlled have meanings correlative thereto.

Credit Document means:

(a)	this Agreement; or

(b)	an Accession Agreement.

dollar and US$ denote the lawful currency of the United States of America.

dollar Amount of a Loan or part of a Loan means:

(a)	if the Loan is denominated in dollars, its amount;

(b)	if the Loan is a Term Loan denominated in an Optional Currency, its equivalent in dollars as if it had first been drawn down and had remained denominated in dollars, adjusted to reflect any repayment, prepayment, consolidation or splitting of that Term Loan; or

(c)	in the case of any other Loan denominated in an Optional Currency, its equivalent in dollars calculated on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

Environmental Laws means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Guarantor or is under common control (within the meaning of Section 414(c) of the Code) with the Guarantor.

EURIBOR means for a Term of any Loan or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro or € means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 21 (Default).

Excluded Taxes means any Tax other than a Tax that is imposed on or calculated with reference to net income of a Finance Party in respect of any income imputed to such Finance Party on account of a Gross-Up Payment (as defined in Clause 12.2(c) (Tax gross-up)).

Facility means the Revolving Credit Facility or the Term Loan Facility.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means the Arrangement Fee Letter, the Agency Fee Letter or any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means:

(a)	in relation to Term Loans, the fifth anniversary of the date of this Agreement; and

(b)	in relation to Revolving Credit Loans, the date falling 364 days after the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate;

(d)	an Accession Agreement; or

(e)	any other document designated as such by written agreement of both the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

GAAP means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Clause 18.2 (Form of financial statements), are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

Governmental Authority means the government of the United States of America, Luxembourg, the jurisdiction of incorporation of each Additional Borrower, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Group means the Guarantor and its Consolidated Subsidiaries.

Guarantee means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms Guarantee and Guaranteed used as a verb shall have a correlative meaning.

IBOR means LIBOR or EURIBOR.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Indebtedness means, as to any Person:

(a)	indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities);

(b)	obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered;

(c)	indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person;

(d)	obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(e)	Capital Lease Obligations of such Person; and

(f)	Indebtedness of others Guaranteed by such Person.

Information Package means the confidential information package dated October 2005 prepared by the Mandated Lead Arrangers based on information received from the Guarantor for the purpose of providing information with regard to the Group in connection with this Agreement.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

LIBOR means for a Term of any Loan or overdue amount denominated in any currency other than euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. (London time) on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Guarantor or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Luxembourg Obligor means an Obligor incorporated in Luxembourg.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means the rate per annum calculated in accordance with Clause 9.3 (Margin adjustments).

Margin Stock means margin stock within the meaning of Regulations U and X.

Material Adverse Effect means a material adverse change in, or material adverse effect on the business, results of operations or financial condition of the Guarantor and its Subsidiaries taken as a whole.

Material Subsidiaries means, at any time, (a) the Company, (b) any Borrower, and (c) any Subsidiary of the Guarantor that has total assets equal to 5 per cent. or more of Consolidated Net Worth.

Moody’s means Moody’s Investors Service Limited or any successor to its rating business.

Multiemployer Plan means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Guarantor or any ERISA Affiliate and which is covered by Title IV of ERISA.

Obligor means the Company, a Borrower or the Guarantor.

Original Financial Statements means the audited consolidated financial statements of the Group for the year ended 31 December 2004.

Original Obligor means the Company or the Guarantor.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Plan means any employee benefit or other plan established or maintained by the Guarantor or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

Potential Event of Default means any event or condition which upon notice, expiry of any applicable grace period or both would, unless cured or waived, become an Event of Default.

Project Indebtedness means Indebtedness of the Guarantor or any Subsidiary incurred to finance the acquisition, construction or development of Project Assets; provided that (a) such Indebtedness is non-recourse to any other assets and (b) the aggregate principal amount of such Indebtedness for the Guarantor and its Subsidiaries taken as a whole may at no time exceed US$425,000,000.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date;

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled; or

(iv)	when the term is used in relation to a Facility, the above proportions but applied only to the Loans and Commitments for that Facility.

For the purpose of subparagraph (iv) above, the Facility Agent will determine, in the case of a dispute whether the term in any case relates to a particular Facility.

Rate Fixing Day means:

(a)	the second Business Day before the first day of a Term for a Loan denominated in any currency (other than euro); or

(b)	the second TARGET Day before the first day of a Term for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means the Facility Agent, ABN AMRO Bank N.V. and Citibank International plc and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Regulations D, U and X means, respectively, Regulations D, U and X of the Board, as the same may be amended or supplemented from time to time.

Repeating Representations means the representations which are deemed to be repeated under Clause 17.21 (Times for making representations).

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Revolving Credit Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Revolving Credit Commitments and the amount of any other Revolving Credit Commitment it acquires; and

(b)	for any other Lender, the amount of any Revolving Credit Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Revolving Credit Facility means the revolving credit facility made available under this Agreement.

Revolving Credit Loan means a Loan under the Revolving Credit Facility and identified as such in its Request.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on page 3740 or 3750 in respect of LIBOR and page 248 in respect of EURIBOR in each case of the Telerate screen. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Solvent means, as to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person shall, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person shall, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured; (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person shall be able to pay its debts as they mature. For purposes of this definition, (i) debt means liability on a claim, and (ii) claim means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

Subsidiary means, as to any Person:

(a)	any corporation of which at least a majority of the outstanding shares of stock whose class or classes have by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; and

(b)	any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an ownership or controlling interest (whether in the form of voting or participation in profits or capital contribution) of more than 50 per cent.

Tangible Assets means, at any time, Total Assets minus the sum of the items identified in paragraph (c) of the defined term Tangible Net Worth.

Tangible Net Worth means, as at any time, the sum of the following for the Guarantor and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP and based on the latest published audited consolidated balance sheet of the Guarantor:

(a)	the amount of capital stock; plus

(b)	the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

(c)	the sum of the following: cost of treasury shares and the book value of all assets of the Guarantor and its Consolidated Subsidiaries which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, and any write up in the book value of assets resulting from a revaluation thereof subsequent to 30 September 2005 (other than any write-up, at the time of its acquisition, in the book value of any asset acquired subsequent to 30 September 2005).

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Term Loan means a Loan under the Term Loan Facility and identified as such in its Request.

Term Loan Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Term Loan Commitments and the amount of any other Term Loan Commitment it acquires; and

(b)	for any other Lender, the amount of any other Term Loan Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Term Loan Facility means the term loan facility made available under this Agreement.

Total Assets means, at any time, the total assets of the Guarantor and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

Total Capital means, at any date, Consolidated Net Worth plus Total Debt , each determined as of such date.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Debt means, at any time, the aggregate outstanding principal amount of all Indebtedness of the Guarantor and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

Total Term Loan Commitments means the aggregate of the Term Loan Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Total Revolving Credit Commitments means the aggregate of the Revolving Credit Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Trading Contract means a contract entered into for purely commercial purposes by a Finance Party with an Obligor which relates to its trading activities and which is not related to any banking business which is conducted between the contracting parties.

Transactions means collectively, the transactions contemplated under this Agreement.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom.

Utilisation Date means each date on which a Facility is utilised.

Wholly Owned Subsidiary means, as to any Person, any Subsidiary of such Person all of the shares or ownership interests of which, other than (in the case of a corporation) directors’ qualifying shares, are owned or controlled directly or indirectly by such Person.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a regulation includes any regulation, rule or official directive (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies are obliged to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(ix)	(A)	an Event of Default being outstanding means that it has not been remedied or waived and any applicable grace period in relation thereto has expired;

	(B)	a Potential Event of Default being outstanding means that it has not been remedied or waived;

(x)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xi)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiii)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xiv)	a time of day is a reference to Paris time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

1.3	Luxembourg Terms

In this Agreement a reference to:

(a)	a composition, assignment or similar arrangement with any creditor includes a juge délégué appointed under the Luxembourg Act dated 14 April 1886;

(b)	a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:

(i)	juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)	liquidateur appointed under Articles 141 to 151 of the Luxembourg Act dated 10th August, 1915;

(iii)	juge-commissaire and/or liquidateur appointed under Article 203 of the Luxembourg Act dated 10 August 1915 on commercial companies; and

(iv)	commissaire appointed under the Grand-Ducal Decree dated 24 May 1935 or under Articles 593 to 614 of the Luxembourg Commercial Code.

1.4	Belgian terms

In this Agreement a reference to:

(a)	a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any curator/curateur, verefferaar, liquidateur, voorlopig bewindvoerder/adminstrateur judiciaire, commissaris inzake opschorting/commissaire au sursis and sekwester/séquestre;

(b)	a Lien includes any mortgage (hypotheek/hypothèque), pledge (pand/nantissement), privilege (voorrecht/privilège), retention of title (eigendomsvoorbehoud/réserve de propriété), any real surety (zakelijke zekerheid/sûreté réelle), any transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie) and any promise or mandate to create any of the Liens mentioned above;

(c)	a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiements);

(d)	a composition includes any gerechtelijk akkoord/concordat judiciaire; winding up, administration or dissolution includes any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite and sluiting van een onderneming/fermeture d’enterprise]; attachment, sequestration, distress, execution or analogous events includes any uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire.

2.	FACILITIES

2.1	Term Loan Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Term Loan Commitments.

2.2	Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving credit facility in an aggregate amount equal to the Total Revolving Credit Commitments.

2.3	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents except as set forth in this Agreement;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Term Loans

Each Term Loan may only be used for general corporate purposes.

3.2	Revolving Credit Loans

Each Revolving Credit Loan may only be used for general corporate and working capital purposes.

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Potential Event of Default or Event of Default is outstanding or would result from the Loan.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be:

(a)	more than seven Term Loans outstanding; or

(b)	more than ten Revolving Credit Loans outstanding.

5.	UTILISATION - LOANS

5.1	Giving of Requests

(a)	A Borrower may borrow a Loan by the Company giving on its behalf to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. (i) three Business Days in respect of a Loan denominated in any currency (other than euro and dollars), (ii) one Business Day in respect of a Loan denominated in dollars and (iii) one TARGET day in respect of a Loan denominated in euro, in each case before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

(d)	Each Borrower (other than the Company) authorises the Company to give a Request on its behalf and to agree on any other matters in relation to the Facilities which are specifically contemplated under this Agreement.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it identifies the Facility the Loan applies to;

(c)	the Utilisation Date is a Business Day falling within the Availability Period;

(d)	the amount of the Loan requested is:

(i)	a minimum of US$25,000,000 (in the case of a Term Loan) or US$5,000,000 (in the case of a Revolving Credit Loan) or an amount which complies with Clause 6 (Optional Currencies) and an integral multiple of 1,000,000 units of that currency;

(ii)	the maximum undrawn amount available under the relevant Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree; and

(e)	the proposed currency and Term comply with this Agreement.

Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans under a Facility would exceed its Commitments for that Facility; or

(ii)	the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office in sufficient time so that the Loan will be received by the relevant Borrower, in an account specified by it, in immediately available funds, on the Utilisation Date.

(e)	Subject to paragraph (d) above, on each Utilisation Date, the amount provided in immediately available funds to the Facility Agent by the Lenders in accordance with paragraph (d) above will be provided to the relevant Borrower in an account specified by it, in immediately available funds.

6.	OPTIONAL CURRENCIES

6.1	General

In this Clause:

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with dollars as of 11.00 a.m. on a particular day.

Optional Currency means any currency (other than dollars) in which a Loan may be denominated under this Agreement.

6.2	Selection

(a)	The Company, on the relevant Borrower’s behalf, must select the currency of a Loan in its Request.

(b)	Term Loans may only be denominated in dollars or euros.

(c)	The amount of a Revolving Credit Loan requested in an Optional Currency must be a minimum amount of the equivalent of US$5,000,000 and, if required by the Facility Agent, an integral multiple of 1,000,000 units of that currency.

(d)	(i)	The amount of a Term Loan requested in an Optional Currency must be a minimum dollar Amount of US$25,000,000 and, if required by the Facility Agent, an integral multiple of a dollar Amount of US$1,000,000.

	(ii)	The amount of a Term Loan in an Optional Currency will be its dollar Amount notionally converted into that Optional Currency at the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for the first Term of that Loan.

(e)	Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than two currencies.

6.3	Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for a Term if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into dollars in the relevant interbank market on the Rate Fixing Day and the first day of that Term; and

(ii)	that Optional Currency is euro or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Company:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

6.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency will contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company to that effect promptly and in any event before 11.00 a.m. on that day.

(b)	In this event:

(i)	that Lender must participate in the Loan in dollars; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in dollars during that Term.

6.5	Optional Currency equivalents

(a)	The equivalent in dollars of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

(i)	whether any limit under this Agreement has been exceeded;

(ii)	the amount of a Loan;

(iii)	the share of a Lender in a Loan;

(iv)	the amount of any repayment or prepayment of a Loan; or

(v)	the undrawn amount of a Lender’s Commitment,

is its dollar Amount.

(b)	The rate of exchange to be used for calculating the amount in dollars of any repayment or prepayment of a Term Loan in an Optional Currency is that last used for determining the current amount of that Term Loan in that Optional Currency.

6.6	Term Loans - change of currency

(a)	A Term Loan will remain denominated in the same currency through successive Terms, unless the currency is changed under paragraph (c) below.

(b)	The Company, on a Borrower’s behalf, may change the currency of a Term Loan with effect from the start of a Term by giving notice to the Facility Agent by 9.00 a.m. three Business Days before the first day of that Term. The Term Loan will remain denominated in that currency until it is changed again under this Subclause.

(c)	If a Term Loan is to be denominated in different currencies during successive Terms:

(i)	the relevant Borrower must repay that Term Loan on the last day of its current Term in the currency in which it is then denominated (the old currency); and

(ii)	the Lenders must, subject to the terms of this Agreement, re-advance the Term Loan in the currency in which that Borrower requires the Term Loan to be denominated for the next Term (the new currency).

The amount of the Term Loan in the new currency will be calculated by reference to its dollar Amount.

(d)	Alternatively, if the Facility Agent and the Company, on the relevant Borrower’s behalf, agree:

(i)	the Facility Agent may apply the amount (or so much of that amount as is necessary) of the Term Loan in the new currency to purchase an amount of the old currency sufficient to discharge the obligation of that Borrower to repay the Term Loan in the old currency;

(ii)	the Facility Agent must apply any amount of the old currency purchased under subparagraph (i) above towards repaying the Term Loan in the old currency;

(iii)	the Facility Agent will promptly notify that Borrower if there is a shortfall or an excess;

(iv)	if there is a shortfall, that Borrower must pay to the Facility Agent on the date the Term Loan is due to be repaid in the old currency an amount in the old currency equal to the shortfall; and

(v)	if there is an excess, the Facility Agent must pay to the relevant Borrower on the date the Term Loan is due to be repaid in the old currency an amount in the new currency equal to the excess.

(e)	If the day on which the old currency is due to be repaid is not also a Business Day for the new currency:

(i)	the Facility Agent must notify the relevant Borrower and the Lenders promptly;

(ii)	the Term Loan will remain in the old currency until the next day which is a Business Day for both the old and the new currencies; and

(iii)	during this period, the Term Loan will have Terms running from one Business Day to the next Business Day.

(f)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of any foreign exchange contract entered into for the purpose of this Clause.

6.7	Term Loans - continuing in same Optional Currency

(a)	If a Term Loan is to be denominated in the same Optional Currency during two successive Terms, the Facility Agent must calculate the amount of the Term Loan in the Optional Currency for the second of those Terms.

(b)	The amount of the Term Loan in the Optional Currency for the second Term will be the amount determined by notionally converting into that Optional Currency the dollar Amount of the Term Loan on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

(c)	If the amount calculated is less than the existing amount of that Term Loan in the Optional Currency during the first Term, the relevant Borrower must repay, subject to paragraph (e) below, on the last day of the first Term an amount equal to the difference and the amount of the Term Loan will be reduced accordingly.

(d)	If the amount calculated is more than the existing amount of that Term Loan in the Optional Currency during the first Term, each Lender must advance, subject to paragraph (e) below, on the last day of the first Term its Pro Rata Share of the difference and the amount of the Term Loan will be increased accordingly.

(e)	If the calculation made by the Facility Agent under paragraph (a) above shows that the amount of the Term Loan in the Optional Currency has increased or decreased by less than five per cent. since it was borrowed or (if later) the most recent adjustment under paragraph (c) above or (d) above, no payment is required under paragraph (c) above or (d) above and the amount of the Term Loan will remain the same.

6.8	Conditions precedent

The obligation of each Lender under this Clause to re-advance its share of a Term Loan in a new currency or make any payment increasing the amount of a Loan in an Optional Currency is subject to the condition precedent that on the date of the relevant payment:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Potential Event of Default or Event of Default is outstanding or would result from that payment.

6.9	Notification

The Facility Agent must notify the Lenders and the Company of the relevant dollar Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

7.	REPAYMENT

7.1	Repayment of Term Loans

Each Borrower must repay the Term Loans made to it in full on the Final Maturity Date.

7.2	Repayment of Revolving Credit Loans

(a)	Each Borrower must repay each Revolving Credit Loan made to it in full on the last day of the Term of a Revolving Credit Loan.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

8.	PREPAYMENT AND CANCELLATION

8.1	Mandatory prepayment - illegality

(a)	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

(d)	In the event that repayment or prepayment of a Lender’s share in a Loan is made in accordance with paragraph (b) above, any applicable Break Costs shall be apportioned as follows:

(i)	one-half to be paid by the relevant Borrower; and

(ii)	one-half to be borne by the Lender requiring repayment or prepayment in accordance with this Subclause.

8.2	Mandatory prepayment - tax gross up illegal

(a)	The Company must promptly notify the Facility Agent if it becomes unlawful for any Obligor to perform any of its obligations under Clause 12.2(c) (Tax gross-up).

(b)	After notification under paragraph (a) above:

(i)	the Commitments of the relevant Lender will be immediately cancelled; and

(ii)	each Borrower must repay or prepay the relevant Lender’s share in each Loan made to it on the date specified in paragraph (c) below.

(c)	The date for repayment of a Lender’s share in a Loan will be the last day of the Term applicable to that Loan which ends after the Company has given notice under paragraph (a).

(d)	Notwithstanding any other term of this Agreement, the circumstances giving rise to notification by the Company under paragraph (a) above will not constitute an Event of Default.

8.3	Voluntary prepayment

(a)	The Company, on behalf of any Borrower, may give notice to the Facility Agent of that Borrower’s intention to prepay a Loan made to it in whole or in part (such notice to be given to the Facility

Agent not later than 11.00 a.m. on the third Business Day prior to the proposed prepayment). On the date for prepayment specified in that notice, the relevant Borrower shall prepay the Loan, or part of the Loan, identified to be prepaid in that notice.

(b)	A prepayment of part of a Loan must be in a minimum amount of US$1,000,000 or an amount which complies with Clause 6 (Optional Currencies) and an integral multiple of 1,000,000 units of that currency.

8.4	Automatic cancellation

The Commitments of each Lender under a Facility will be automatically cancelled at the close of business on the last day of the Availability Period for Loans under that Facility.

8.5	Voluntary cancellation

(a)	The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of US$25,000,000 (in relation to the Term Loan Facility) or US$5,000,000 (in relation to the Revolving Credit Facility) and an integral multiple of US$1,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

8.6	Involuntary prepayment and cancellation

(a)	If an Obligor is, or will be, required to pay to a Lender:

(i)	a Tax Payment;

(ii)	an Increased Cost; or

(iii)	any amount under paragraph 3 of Schedule 4 (Calculation of the Mandatory Cost),

the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

(d)	A Finance Party making a claim in respect of a Tax Payment, an Increased Cost or any amount under paragraph 3 of Schedule 4 (Calculation of the Mandatory Cost) (each an Increased Payment) must supply to the Facility Agent for the Company a certificate setting forth in reasonable detail (including the calculations of such amount) the amount of the claim. No amount shall be payable by any Obligor in respect of such claim until such certificate has been provided to the Company, at which time payment shall be due in respect of the entire period throughout which the Increased Payment was incurred. However, if the Company does not receive notification of the Increased Payment within 90 days of the relevant Finance Party becoming aware of such Increased Payment being incurred, no Obligor is obliged to make any payment in respect of that Increased Payment (or any part of it which occurred more than 90 days before the Company was notified).

8.7	No re-borrowing of Term Loans

No amount of a Term Loan prepaid under this Agreement may subsequently be re-borrowed.

8.8	Re-borrowing of Revolving Credit Loans

Any voluntary prepayment of a Revolving Credit Loan under Clause 8.3 (Voluntary prepayment) may be re-borrowed on the terms of this Agreement. Any other prepayment of a Revolving Credit Loan may not be re-borrowed.

8.9	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost.

9.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

9.3	Margin adjustments

(a)	In this Subclause:

Rating Agency means Moody’s, S&P or any other rating agency approved by the Majority Lenders and the Company.

(b)	The initial Margin is 0.40 per cent. per annum.

(c)	Subject to the other provisions of this Subclause, the Margin will be subsequently calculated by reference to the table below:

Column 1 Long-term credit rating of the Guarantor		Column 2 Margin (per cent. per annum)
Moody’s	S&P
A3	A- or higher	0.30
Baa1	BBB+	0.35
Baa2	BBB	0.40
Baa3	BBB-	0.45
Ba1	BB+ or lower	0.60

(d)	The Company must notify, or must procure that the Guarantor notifies, the Facility Agent of any notification to the Guarantor by a Rating Agency of a change in its long-term credit rating.

In the event that there is a split long-term credit rating from Moody’s and S&P, the applicable Margin shall be (i) the Margin applicable to the higher of such ratings in the event such ratings are one level apart, (ii) the Margin applicable to the midpoint (if any) in the event such ratings are two or more levels apart or (iii) the Margin applicable to the higher of the two intermediate ratings in the event there is no midpoint rating.

If at any time the Guarantor does not have a long-term credit rating in effect with either Moody’s or S&P (other than by reason of a change in the long-term credit rating system of Moody’s or S&P or if either such rating agency ceases to be in the business of rating corporate debt obligations), the Margin will be the highest applicable rate, being 0.60 per cent. per annum. If the long-term credit rating system of Moody’s or S&P changes, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Guarantor (on its own behalf and on behalf of the Company) and the Lenders shall negotiate in good faith to amend this provision to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

If at any time the Guarantor only has a long-term credit rating from one of Moody’s or S&P, the Margin shall be calculated solely by reference to the long-term credit rating established by the rating agency that does have a long-term credit rating for the Guarantor then in effect.

If at any time the long-term credit rating of the Guarantor established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency;

(e)	Any change in the Margin will, subject to paragraph (f) below, apply as of the date the change of rating of the Guarantor is first announced by the applicable rating agency (other than as a result of a change in the rating system of Moody’s or S&P).

(f)	For so long as an Event of Default is outstanding, the Margin will be the highest applicable rate, being 0.60 per cent. per annum.

9.4	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be 1 per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

9.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.	TERMS

10.1	Selection – Term Loans

(a)	Each Term Loan has successive Terms.

(b)	The Company, on the relevant Borrower’s behalf, must select the first Term for a Term Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for a Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)	If the Company fails to select a Term for an outstanding Term Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)	Subject to the following provisions of this Clause, each Term for a Term Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

10.2	Selection - Revolving Credit Loans

(a)	Each Revolving Credit Loan has one Term only.

(b)	The Company, on the relevant Borrower’s behalf, must select the Term for a Revolving Credit Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Revolving Credit Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

10.3	Consolidation - Term Loans

If the Company, on a Borrower’s behalf, so requests a Term for a Term Loan will end on the same day as the current Term for any other Term Loan denominated in the same currency as that Term Loan. On the last day of those Terms, those Term Loans will be consolidated and treated as one Term Loan under the Term Loan Facility.

10.4	No overrunning the Final Maturity Date

If a Term for a Loan would otherwise overrun the Final Maturity Date for that Loan, it will be shortened so that it ends on the Final Maturity Date for that Loan.

10.5	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

10.6	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

11.	MARKET DISRUPTION

11.1	Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 p.m. (relevant local time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

11.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 p.m. (relevant local time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

11.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

12.	TAXES

12.1	General

In this Clause:

Qualifying Lender means:

(a)	in respect of payments by an Obligor (other than the Guarantor), a Lender which:

(i)	has its Facility Office in Luxembourg;

(ii)	is a Treaty Lender; or

(iii)	is otherwise entitled to receive a payment under this Agreement without any Tax Deduction; and

(b)	in respect of payments by the Guarantor, a Lender which is:

(i)	a US person; or

(ii)	not a US person, and

(A)	is entitled to the benefits of an appropriate double taxation agreement to which the United States is a party that fully exempts payments of interest from deduction or withholding of United States federal income tax and does not conduct a trade or business in the United States through a permanent establishment with which a payment is effectively connected; or

(B)	is not entitled to the benefits of a double taxation agreement to which the United States is a party but conducts a trade or business in the US to which a payment is effectively connected.

Tax Credit means any Tax benefit, including any refund of Taxes (including interest received thereon), any credit against any Tax, any Tax deduction, and any relief from or remission for Tax (or its repayment).

Treaty Lender means a Lender which, on the date a payment of interest falls due under this Agreement, fulfils the conditions imposed by any double taxation agreement to which Luxembourg is a party for the payment to be made without a Tax Deduction.

US person has the meaning given to it in Section 7701(a)(30) of the United States Internal Revenue Code of 1986.

12.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by (or by the interpretation, administration, or application of) any law or regulation.

(b)	If:

(i)	a Lender is not, or ceases to be a Qualifying Lender; or

(ii)	an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent with a copy of such notification to the Company. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by (or by the interpretation, administration, or application of) any law or regulation to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased by an additional amount (the Gross-Up Payment) such that the total payment (inclusive of the Gross-Up Payment), after making the Tax Deduction, leaves a net amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Except as provided below, an Obligor is not required to make an increased payment under paragraph (c) above to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that the Obligor would have had to pay had the Lender been, or not ceased to be, a Qualifying Lender.

(e)	Paragraph (d) above will not apply if the Lender is not or has ceased to be a Qualifying Lender by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or regulation.

(f)	An Obligor is not required to make payment to a Lender under paragraph (c) above if the Obligor making the payment would not have been required to make the Tax Deduction if the Lender had complied with its obligations under paragraph (i) below.

(g)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law. This provision shall not apply during a period of time that a Lender has ceased to be a Qualifying Lender and the Company has not received notification of such cessation. For the avoidance of doubt the provisions of this paragraph (g) shall not affect each Lender’s obligations under paragraph (b) above.

(h)	Within a reasonable time of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(i)	Each Lender must co-operate with each Obligor by using its reasonable endeavours to complete any procedural formalities (including but not limited to providing any completed and executed applicable tax forms of a Governmental Authority) necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction or with a reduced Tax Deduction.

(j)	Except as provided below, a Lender must reimburse the Company within 30 Business Days of receipt of a certificate described below in respect of any loss or liability which the Company (in its absolute discretion, acting reasonably) determines will be or has been suffered (directly or indirectly) by the Company due to that Lender’s failure to comply with its obligations under paragraph (b) above to promptly notify the Facility Agent (with a copy of such notification to the Company) that it had ceased to be a Qualifying Lender which has directly resulted in the failure by the Company to make a Tax Deduction or a payment in connection with a Tax Deduction required to be made to the relevant taxing authority. Such loss or liability shall include any penalties or interest payable to such taxing authority. No amount shall be payable under this paragraph (j) by a Lender until receipt by that Lender of a certificate setting forth in reasonable detail (including the calculation of such amount) the amount of the claim. Any such certificate shall be provided by the Company to the Facility Agent and the relevant Lender. If the Lender does not receive notification of the said loss or liability within 90 days of the Company becoming aware of such loss or liability being incurred, the Lender is not obliged to make any payment in respect of that loss or liability. The Company must take all reasonable steps to mitigate any circumstances that would result in any payment being required to be made by a Lender under this paragraph (j); provided however that the Company is not obliged to take any such step if, in the opinion of the Company (acting reasonably), to do so might reasonably be expected to be prejudicial to it, unless it is only prejudicial in an immaterial respect.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up) and except as provided below, the Company must indemnify a Finance Party within 30 Business Days of receipt of a certificate described in Clause 8.6(d) (Involuntary prepayment and cancellation) against any loss or liability which that Finance Party (in its absolute discretion, acting reasonably) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax (taking into account any Tax Credits) in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Excluded Taxes.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion, acting reasonably) determines that:

(a)	a Tax Credit is attributable to that Tax Payment or the Tax giving rise thereto (not accounted for in the original calculation of a claim under Clause 12.3(a) (Tax indemnity)); and

(b)	it has used or otherwise enjoyed the benefit of that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion, acting reasonably) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

12.5	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

12.6	Value added taxes

(a)	Subject to paragraph (c) below, any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

(c)	Any amount payable under the Fee Letters referred to in Clauses 24.2 (Arrangement fee) and 24.3 (Participation fee) is inclusive of any value added tax or other Tax of a similar nature which might be chargeable in connection with that amount.

12.7	U.S. Tax forms

(a)	Except as provided below, each Lender that is not a U.S. person must supply to the Facility Agent and the Guarantor the U.S. Internal Revenue Service forms that are necessary to enable the Guarantor to make payments to that Lender under the Finance Documents without any deduction or withholding in respect of any Tax in the United States of America and certifying that such Lender is entitled to a complete exemption from U.S. withholding tax with respect to payments hereunder.

(b)	A Lender must comply with its obligations under paragraph (a) above (i) on or before the date it becomes a Party, and (ii) as soon as practicable after a change of circumstances makes any identifying information of a Lender provided on a form supplied to the Facility Agent or Guarantor incorrect or such form expires or (without prejudice to paragraph (c) below) a Governmental Authority publishes a successor form, but in any event prior to the date that the first payment is due to that Lender under the Finance Documents after the date that the change of circumstances occurs or the form expires

(c)	A Lender is not obliged to supply any form under paragraph (a) above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation.

(d)	The Guarantor is not obliged to pay any Tax Payment to a Lender to the extent that the Tax Payment would not have been payable if that Lender had complied with its obligations under this Subclause.

12.8	Confirmation by Lenders

As at the date of this Agreement, each Lender confirms in respect of itself that it (or the Affiliate by which it is participating) is a Qualifying Lender and therefore no Tax Deductions are required to be made by the Original Obligors in respect of payments to be made by the Original Obligors under the Finance Documents.

13.	INCREASED COSTS

13.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	(i) the introduction of any law or regulation after the date of this Agreement; or

(ii)	any change in, or any change in the interpretation, administration or application of, any law or regulation, such change occurring after the date of this Agreement; or

(b)	compliance with any law or regulation made after the date of this Agreement.

13.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause; or

(b)	attributable to a Finance Party or its Affiliate either (i) deliberately failing to comply with any law or regulation (or any interpretation, administration or application thereof) or (ii) causing such Increased Cost to be incurred by reason of its failure to comply with its obligations under this Agreement.

13.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	If the Company does not receive notification of the Increased Cost within 90 days of the relevant Finance Party becoming aware of such Increased Cost being incurred, the Company is not obliged to make any payment in respect of that Increased Cost.

(c)	A Finance Party making a claim under this Clause must comply with paragraph (d) of Clause 8.6 (Involuntary prepayment and cancellation).

14.	MITIGATION

14.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any amount under paragraph 3 of Schedule 4 (Calculation of the Mandatory Cost),

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	(i)	In this Clause:

Increased Payment means any additional payment which an Obligor is obliged to make which is referred to in any of subparagraphs (i) to (iii) of paragraph (a) above;

Reasonable Period means, in relation to an Increased Payment, a period of time which is reasonable in order to enable a Finance Party to give effect to any Relevant Step which has been agreed in accordance with paragraph (c)(i) below, such period beginning on the date upon which such Relevant Step was agreed; and

Relevant Step means any step agreed to by the Company in accordance with paragraph (c)(i) below for the purposes of mitigating any Increased Payment;

(ii)	Subject to subparagraph (b)(iii) below, paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(iii)	An Obligor is not liable to make any Increased Payment for the benefit of any Finance Party which has failed to comply with its obligations under paragraph (a) above within a Reasonable Period.

(c)	(i)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause which has been agreed to in advance by the Company.

(ii)	The relevant Finance Party will, within 10 Business Days of such Finance Party becoming aware of the circumstances giving rise to the obligation in paragraph (a) above, provide the Company with an estimate of the costs and expenses that are likely to be incurred by that Finance Party taking the step suggested by such Finance Party in accordance with subparagraph (c)(i) above.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might reasonably be expected to be prejudicial to it, unless it is only prejudicial in an immaterial respect.

14.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

15.	PAYMENTS

15.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

15.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

15.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in dollars.

15.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

15.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

15.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within ten days of demand by the relevant Finance Party.

16.	GUARANTEE

16.1	Guarantee

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under any Finance Document, the Guarantor must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of an Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

16.4	Waiver of defences

The obligations of the Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

16.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantor under this Clause.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may, without affecting the liability of the Guarantor under this Clause, and if it believes that such action is advisable due to the likelihood of the events set out in paragraph (f) or (g) of Clause 21 (Default) occurring in respect of an Obligor:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause.

16.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

the Guarantor will not, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Borrower, or exercise any right of set-off as against any Borrower.

The Guarantor must hold in trust for (or, if a trust is not recognised in any jurisdiction, segregate from its other assets) and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

16.8	U.S. Guarantee Provisions

(a)	In this Subclause fraudulent transfer law means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law; and terms used in this Subclause are to be construed in accordance with the fraudulent transfer laws.

(b)	The Guarantor acknowledges that:

(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and

(iii)	each Finance Party has acted in good faith in connection with the guarantee given by the Guarantor and the transactions contemplated by the Finance Documents.

(c)	Each Finance Party agrees that the Guarantor’s liability under this Clause is limited so that no obligation of, or transfer by, the Guarantor under this Clause is subject to avoidance and turnover under any fraudulent transfer law.

(d)	The Guarantor represents and warrants to each Finance Party that:

(i)	the aggregate amount of its debts (including its obligations under the Finance Documents) is less than the aggregate value (being the lesser of fair valuation and present fair saleable value) of its assets;

(ii)	its capital is not unreasonably small to carry on its business as it is being conducted;

(iii)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and

(iv)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

(e)	Each representation and warranty in this Subclause:

(i)	is made by the Guarantor on the date of this Agreement;

(ii)	is deemed to be repeated by the Guarantor on the date of each Request and the first day of each Term; and

(iii)	is, when repeated, applied to the circumstances existing at the time of repetition.

16.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

17.	REPRESENTATIONS

17.1	Representations

The representations set out in this Clause are made by each Obligor or (if it so states) any one of them to each Finance Party.

17.2	Jurisdiction/governing law

Its:

(a)	irrevocable submission under this Agreement to the jurisdiction of the courts of England and New York;

(b)	agreement that this Agreement is governed by English law; and

(c)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

17.3	Corporate Existence

(a)	Each of the Guarantor and its Material Subsidiaries:

(i)	is a corporation duly organised and validly existing under the laws of the jurisdiction of its incorporation (or in the case of a Material Subsidiary that is not a corporation, is a partnership or other entity duly organised and validly existing under the laws of its jurisdiction of organisation);

(ii)	has all requisite legal power, and has all material governmental licences, authorisations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and

(iii)	is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

(b)	Each Borrower is a Wholly Owned Subsidiary of the Guarantor.

17.4	Financial Condition

(a)	The audited consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at 31 December 2004 and the related consolidated statements of earnings, cash flow and common shareholders’ equity of the Guarantor and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Deloitte & Touche LLP, and the unaudited consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as at 30 September 2005 and the related consolidated statements of earnings and cash flow of the Guarantor and its Consolidated Subsidiaries for the three-month period ended on said date, in each case heretofore furnished to each of the Lenders, are complete and correct and fairly present the consolidated financial condition of the Guarantor and its Consolidated Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year, and three-month period ended on said dates (subject, in the case of such financial statements as at 30 September 2005, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis. Neither the Guarantor nor any of its Material Subsidiaries had, on said dates, any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealised or anticipated losses from any unfavourable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since 30 September 2005, there has been no event or condition that could result in a Material Adverse Effect.

(b)	The Guarantor has prepared and delivered to the Facility Agent selected, unaudited financial data with respect to the financial condition and results of operation of the Company as at, and for the period from 1 January 2005 to 30 September 2005. Such financial data was prepared in accordance with the Guarantor’s internal management reporting and consolidation processes but does not constitute a complete financial statement of the Company.

17.5	Litigation

As at the date of this Agreement, the actions, suits, legal or arbitral proceedings, or proceedings by or before any Governmental Authority, now pending or (to the knowledge of the Guarantor) threatened against the Guarantor and/or any of its Material Subsidiaries will not, in the opinion of the General Counsel of the Guarantor, result in imposition of liability or assessment against (including seizure of) property that would result in a Material Adverse Effect.

17.6	No Breach

None of the execution and delivery of any Credit Document, the consummation of the transactions contemplated in any Credit Document and compliance with the terms and provisions of any Credit Document will conflict with or result in a breach of, or require any consent under, the charter or by-laws of each Obligor, or any applicable law or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any agreement or instrument to which the Guarantor and/or any of its Material Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

17.7	Corporate Action of the Obligors

Each Obligor has all necessary corporate power and authority to execute, deliver and perform its obligations under each Credit Document to which it is a party; the execution, delivery and performance by each Obligor of each Credit Document to which it is a party have been duly authorised by all necessary corporate action on its part; and each Credit Document to which an Obligor is a party has been duly and validly executed and delivered by that Obligor and constitutes the legal, valid and binding obligation of that Obligor, enforceable in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganisation, moratorium or similar laws relating to or limiting creditors’ rights generally.

17.8	Approvals

No authorisations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by each Obligor of each Credit Document to which it is a party or for the validity or enforceability of each Credit Document.

17.9	ERISA

The Guarantor and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

17.10	Taxes

United States Federal income tax returns of the Guarantor have been examined and closed through the fiscal year of the Guarantor and its Subsidiaries ended 31 December 1996. The Guarantor and its Subsidiaries have filed all United States Federal income tax returns and, in the case of a Borrower, all income tax returns in its jurisdiction of incorporation and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor or any of its Subsidiaries except for those being contested in good faith and for which adequate reserves have been established in accordance with GAAP. The charges, accruals and reserves on the books of the Guarantor and its Material Subsidiaries in respect of taxes and other governmental charges not yet due and payable are, in the opinion of the Guarantor, adequate. If the Guarantor is a member of an affiliated group of corporations filing consolidated returns for United States Federal income tax purposes, it is the “common Guarantor” of such group.

17.11	Investment Company Act

Neither the Guarantor nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

17.12	Public Utility Holding Company Act

Neither the Guarantor nor any of its Subsidiaries is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

17.13	Credit Agreements

Schedule 8 (Existing Facilities) is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Guarantor or any of its Material Subsidiaries, in each case to the extent the aggregate principal or face amount of any such credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement equals or exceeds (or may equal or exceed) US$150,000,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in Schedule 8 (Existing Facilities).

17.14	Hazardous Materials and Environmental Matters

(a)	Licences and Permits, Etc.:

The Guarantor and each of its Material Subsidiaries have obtained all permits, licenses and other authorisations required under all Environmental Laws, except to the extent failure to have any such permit, licence or authorisation could not in the aggregate reduce by more than 25 per cent. the annual tonnage capacity of the paper processing operations of the Guarantor and its Consolidated Subsidiaries. The Guarantor and each of its Material Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorisations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply could not in the aggregate reduce by more than 25 per cent. the annual tonnage capacity of the paper processing operations of the Guarantor and its Consolidated Subsidiaries.

(b)	Compliance Review:

In the ordinary course of its business, the Guarantor conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Guarantor and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any licence, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Guarantor has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

17.15	Full Disclosure

(a)	The Guarantor has heretofore furnished to each of the Lenders a true copy of (i) the Guarantor’s annual report to shareholders for 2004 setting forth consolidated audited financial statements for the year ended 31 December 2004, (ii) the Guarantor’s quarterly reports on Form 10-Q for the quarter-years ended 31 March, 30 June and 30 September 2005 and (iii) the Guarantor’s report on Form 10-K for the year ended 31 December 2004, in each case as filed with the Securities and Exchange Commission. Except as disclosed in writing to the Lenders, the Information Package and the annual, quarterly and other periodic reports most recently delivered to the Lenders pursuant to this Clause or Clause 17.4 (Financial Condition) do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, it being understood and agreed that for purposes of this Clause, such factual information and data shall not include projections and pro forma financial information.

(b)	The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognised by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

17.16	Federal Margin Regulations

(a)	No Borrower is principally, or has one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.

(b)	No part of the proceeds of any Loan shall be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, or for any other purpose, in any case in a manner which violates the provisions of Regulations U and X.

17.17	Solvency

Upon each date on which this representation is either made or deemed to be repeated, after giving effect to the Transactions completed prior thereto or on that date, each Obligor on a stand-alone basis is Solvent as at that date.

17.18	Adverse change etc

Nothing has occurred since 30 September 2005 which the Majority Lenders or the Facility Agent could reasonably expect to have a material adverse change on the consolidated financial condition, operations, business or prospects taken as a whole of the Guarantor and its Consolidated Subsidiaries.

17.19	Indebtedness

Upon each date on which this representation is either made or deemed to be repeated after giving effect to the Transactions completed prior thereto or on that date, the Company has no other external Indebtedness as at that date.

17.20	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(i)	Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order);

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(iii)	the Money Laundering Control Act of 1986, Public Law 99-570; and

(iv)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

public utility has the meaning given to it in the United States Federal Power Act of 1920.

Restricted Party means any person listed:

(i)	in the Annex to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(iii)	in any successor list to either of the foregoing.

(b)	The Guarantor is not:

(i)	a public utility or subject to regulation under the United States Federal Power Act of 1920; or

(ii)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(c)	To its knowledge, neither the Guarantor nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party; or

(ii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(d)	It and each of its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

17.21	Times for making representations

(a)	The representations set out in this Clause are made by each Obligor on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by:

(i)	Each Additional Borrower, the Guarantor and the Company on the date that Additional Borrower becomes an Obligor; and

(ii)	each Obligor on the date of each Request and the first day of each Term.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

18.	INFORMATION COVENANTS

18.1	Financial Statements

The Guarantor shall deliver to the Facility Agent on behalf of the Lenders (and upon receipt thereof the Facility Agent shall promptly deliver to the Lenders):

(a)	as soon as available and in any event within 55 days after the end of each of the first three quarters of each financial year of the Guarantor, consolidated statements of earnings and cash flow of the Guarantor and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective financial year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding financial year, accompanied by a Compliance Certificate signed by a senior financial officer of the Guarantor;

(b)	as soon as available and in any event within 100 days after the end of each financial year of the Guarantor, consolidated statements of earnings, cash flow and common shareholders’ equity of the Guarantor and its Consolidated Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding financial year, and accompanied by an unqualified opinion thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Guarantor and its Consolidated Subsidiaries as at the end of, and for, such financial year;

(c)	promptly upon their becoming available, copies of all regular periodic reports which the Guarantor shall have filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

18.2	Form of financial statements

(a)	Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders at the time of delivery thereof in the manner described in paragraph (c) below) be prepared in accordance with GAAP, applied on a basis consistent with that used in the preparation of the latest financial statements supplied under this Agreement (which, until the first financial statements are supplied under Clause 18.1 (Financial Statements) shall mean the Original Financial Statements).

(b)	All calculations made for the purpose of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the latest annual or quarterly financial statements supplied under Clause 18.1 (Financial Statements) unless:

(i)	the Guarantor shall have objected to determining such compliance on such basis at the time of delivery of such financial statements; or

(ii)	the Majority Lenders shall so object in writing within 30 days of delivery of such financial statements,

in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if such objection is made in respect of the first financial statements delivered under Clause 18.1 (Financial Statements), shall mean the Original Financial Statements).

(c)	The Guarantor shall deliver to the Facility Agent at the same time as the delivery of any annual or quarterly financial statement under Clause 18.1 (Financial Statements) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such financial statement and the application of accounting principles employed in the preparation of the immediately preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of paragraph (b) above and reasonable estimates of the difference between such financial statements arising as a consequence thereof.

18.3	Information - miscellaneous

The Guarantor shall deliver to the Facility Agent on behalf of the Lenders (and upon receipt thereof the Facility Agent shall promptly deliver to the Lenders):

(a)	promptly upon the mailing thereof to the shareholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

(b)	promptly after an Obligor knows or has reason to know that any Potential Event of Default or Event of Default has occurred, a notice of such Potential Event of Default or Event of Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Guarantor, the Company or any other Obligor has taken and proposes to take with respect thereto;

(c)	as soon as available and in any event within 100 days after the end of each financial year of any Borrower, statement of earnings, cash flow and common shareholders’ equity (if any) of that Borrower for such financial year and the related balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding financial year, accompanied by a certificate of a senior financial officer of the Guarantor, which certificate shall state that said financial statements fairly present the financial condition and results of operations of that Borrower in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such financial year; and

(d)	from time to time such other information regarding the business, affairs or financial condition of the Guarantor or any of its Material Subsidiaries (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Facility Agent may reasonably request (on its own behalf or on behalf of any Lender).

The Guarantor will furnish to the Facility Agent, at the time it furnishes each set of financial statements pursuant to Clause 18.1 (Financial Statements), a Compliance Certificate.

18.4	Litigation

The Guarantor will promptly give to the Facility Agent (and upon receipt thereof the Facility Agent shall promptly give to the Lenders) notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Guarantor or any of its Material Subsidiaries, except any proceeding which, if adversely determined, would not have a Material Adverse Effect.

18.5	Know your customer requirements

(a)	Each Obligor must promptly on the request of any Finance Party (such request to be made through the Facility Agent) supply to the Facility Agent on behalf of that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party through the Facility Agent (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all know your customer requirements, provided that no Obligors will be obliged to provide any information which that Obligor determines (in its reasonable discretion) may not legally be provided.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

19.	FINANCIAL COVENANTS

19.1	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than dollars is to be taken into account at its dollar equivalent calculated on the basis of:

(i)	the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of an Obligor, the relevant rates of exchange used by that Obligor in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

19.2	Total Debt to Total Capital Ratio

The Guarantor will not at any time permit the ratio of Total Debt to Total Capital to exceed 0.60 to 1.

19.3	Minimum Consolidated Net Worth

The Guarantor will not at any time permit Consolidated Net Worth to be less than US$9,000,000,000.

20.	GENERAL COVENANTS

20.1	General

Each Obligor agrees that, so long as any of the Total Commitments are in effect and until payment in full of all Loans under this Agreement, all interest on such Loans and all other amounts payable by any Obligor under this Agreement:

20.2	Corporate Existence, Etc.

The Guarantor will, and will cause each of its Material Subsidiaries to:

(a)	preserve and maintain its legal existence and all of its material rights, privileges and franchises (provided that nothing in this Clause shall prohibit any transaction expressly permitted under Clause 20.4 (Prohibition of Fundamental Changes));

(b)	comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority if failure to comply with such requirements (i) will in the opinion of the General Counsel of the Guarantor result in imposition of liability or assessment against (including seizure of) property in an aggregate amount (as to all such failures to comply) exceeding 10 per cent. of Consolidated Net Worth, (ii) could in the aggregate (as to all such failures to comply) reduce by more than 25 per cent. the annual tonnage capacity of the paper processing operations of the Guarantor and its Consolidated Subsidiaries or (iii) in respect of the Obligors only, would result in an Obligor being unable to perform its obligations under, or affect the validity or enforceability of, any Finance Document;

(c)	pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(d)	maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; provided, however, that the Guarantor or any Subsidiary of the Guarantor may discontinue the maintenance of a property if such discontinuance is, in the opinion of the Guarantor, desirable in the conduct of its business and is not likely to have a Material Adverse Effect; and

(e)	upon reasonable advance notice, permit representatives of any Lender or the Facility Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Facility Agent.

20.3	Insurance

The Guarantor will maintain, and will cause each of its Subsidiaries to maintain, insurance underwritten by financially sound and reputable insurers, or self insurance (in accordance with normal industry practice) in such amounts and against such risks as ordinarily is carried or maintained by owners of like businesses and properties in similar circumstances.

20.4	Prohibition of Fundamental Changes

The Guarantor will not, nor will it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Guarantor will not, and will not permit any of its Material Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, whether now owned or hereafter acquired (excluding any inventory or other assets sold or disposed of in the ordinary course of business). Notwithstanding the foregoing provisions of this Clause:

(a)	any Subsidiary of the Guarantor may be merged or consolidated with or into: (i) the Guarantor if the Guarantor shall be the continuing or surviving corporation or (ii) any other Wholly Owned Subsidiary of the Guarantor; provided that if any such transaction shall be between a Subsidiary of the Guarantor and a Wholly Owned Subsidiary of the Guarantor, that Wholly Owned Subsidiary shall be the continuing or surviving corporation;

(b)	any Subsidiary of the Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Guarantor or a Wholly Owned Subsidiary of the Guarantor;

(c)	the Guarantor or any Subsidiary of the Guarantor may merge or consolidate with any other Person if (i) in the case of a merger or consolidation of the Guarantor, any successor entity (if other than Guarantor) assumes, in a manner satisfactory to the Facility Agent, all of the Guarantor’s obligations under this Agreement (and, in that connection, delivers to the Facility Agent such evidence of corporate authorisation and opinions of counsel as are consistent with those delivered by the Guarantor pursuant to Clause 4 (Conditions precedent) and are reasonably requested by the Facility Agent) and, in the case of a merger or consolidation of any Subsidiary of the Guarantor, the surviving corporation is a Wholly Owned Subsidiary of the Guarantor and (ii) after giving effect thereto no Potential Event of Default or Event of Default would exist hereunder; and

(d)	in addition to the dispositions permitted pursuant to paragraphs (a) to (c) of this Clause, the Guarantor or any Subsidiary of the Guarantor may sell or otherwise dispose of assets (including by merger or consolidation) if, after giving effect to any such sale or disposition, the book value of such assets, together with the aggregate book value of the assets so sold or disposed of since 30 September 2005, does not exceed 20 per cent. of Total Assets at 30 September 2005.

20.5	Limitation on Liens

The Guarantor will not, nor will it permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

(a)	Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Guarantor or any of its Material Subsidiaries, as the case may be, in accordance with GAAP;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

(c)	pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(d)	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)	easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licences, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Guarantor or any of its Material Subsidiaries;

(f)	Liens on assets of Persons that become Subsidiaries of the Guarantor after the date of this Agreement, provided that such Liens are in existence at the time the respective Persons become Subsidiaries of the Guarantor and were not created in anticipation thereof;

(g)	Liens upon real and/or tangible personal property acquired after the date hereof (by purchase, construction or otherwise) by the Guarantor or any of its Material Subsidiaries, each of which Liens either (i) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (ii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the respective property; provided in the case of paragraph (ii) that such Lien attaches to such asset within 270 days after the acquisition or completion of construction and commencement of full operations thereof; provided further that no such Lien shall extend to or cover any property of the Guarantor or such Material Subsidiary other than the respective property so acquired and improvements thereon; and provided further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 95 per cent. of the fair market value (as determined in good faith by a senior financial officer of the Guarantor) of the respective property at the time it was acquired (by purchase, construction or otherwise);

(h)	Liens on assets consisting of a capital project and rights related thereto (Project Assets) securing Indebtedness incurred to finance the acquisition, construction or development of such Project Assets; provided that (i) such Indebtedness is non-recourse to any other assets; (ii) the aggregate principal amount of Indebtedness secured by Liens permitted by this paragraph (h) may at no time exceed US$425,000,000 and (iii) such Liens attach to such Project Assets within two years after the initial acquisition or completion of construction or development of such Project Assets;

(i)	Liens upon real and/or personal property of the Guarantor or any Material Subsidiary of the Guarantor in favour of the United States of America or any State thereof, any department, agency or instrumentality or political subdivision of the United States or any State thereof, or any bonding authority (including any authority established for the issuance of industrial revenue bonds or similar instruments) to secure partial, progress, or advance or other payments pursuant to any contract or statute or to secure Indebtedness (including, but not limited to, industrial revenue bonds and similar instruments) incurred for the purpose of refinancing all or any part of the purchase price or cost of constructing or improving such property;

(j)	Liens on accounts receivable and related contract rights, letters of credit, accounts and similar assets arising in connection with any securitisation transaction, and Liens on promissory notes, regulatory and any other related assets in connection with any financing transaction, in each case whether denominated as sales or borrowings;

(k)	Liens granted to provide security in substitution for collateral presently securing existing Indebtedness, so long as such substitute collateral does not cover any property other than the property securing such existing Indebtedness;

(l)	Liens securing judgments up to US$200,000,000 for the payment of money in an amount not resulting (whether immediately or with the passage of time) in an Event of Default under Clause 21 (Default);

(m)	Liens in existence on the date hereof:

(i)	which in aggregate do not exceed 7.5 per cent. of Tangible Assets; or

(ii)	are listed in Schedule 6 (Existing Liens);

(n)	additional Liens upon property, assets or revenues created after the date hereof, provided that the aggregate outstanding Indebtedness secured thereby and incurred on and after the date hereof shall not at any time exceed 10 per cent. of Tangible Assets; and

(o)	any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property), and provided further that the sale, mortgage or other transfer of timber in connection with an arrangement under which the Guarantor or any of its Subsidiaries is obligated to cut such timber (or any portion thereof) in order to provide the transferee with a specified amount of money (however determined) shall not be deemed to create Indebtedness secured by a Lien hereunder.

20.6	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.7	Year end

To enable the ready and consistent determination of compliance with the financial covenants set out in Clause 19 (Financial covenants), the Guarantor will not change its financial year end from 31 December of each year, or the last days of the first three quarter years in each of its financial years from 31 March, 30 June and 30 September of each year, respectively, without giving prior notice of such change to each Lender and the Facility Agent.

21.	DEFAULT

If one or more of the following Events of Default shall occur and be continuing:

(a)	non-payment: a Borrower shall default in the payment when due of any principal of any Loan; or the Company or a Borrower shall default in the payment when due of any interest on any Loan or any other amount payable by it hereunder and such default shall continue unremedied for five or more Business Days; or

(b)	indebtedness: any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness (other than (i) Indebtedness hereunder, (ii) Project Indebtedness, or (iii) Indebtedness owed by any Material Subsidiary to the Guarantor) of the Guarantor or any of its Material Subsidiaries aggregating US$200,000,000 or more shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase or otherwise), prior to its stated maturity; or

(c)	misrepresentation: any representation, warranty or certification made or deemed made herein (or in any modification or supplement to any Finance Document) by any Obligor, or any certificate furnished to any Lender or the Facility Agent pursuant to the provisions of this Agreement, shall prove to have been false or misleading:

(i)	in any material respect; or

(ii)	in any respect, to the extent that any such representation, warranty or certification contains a materiality qualifier,

as of the time made or furnished; or

(d)	breach of other obligations: the Guarantor shall default in the performance of any of its obligations under Clause 16 (Guarantee), Clause 19.2 (Total Debt to Total Capital Ratio), Clause 19.3 (Minimum Consolidated Net Worth), paragraph (a) of Clause 20.2 (Corporate Existence, Etc.) or any of Clauses 20.4 (Prohibition of Fundamental Changes) to 20.7 (Year end) or any Obligor shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 30 days after notice thereof to such Obligor (through notification to the Guarantor) by the Facility Agent or any Lender (through the Facility Agent); or

(e)	inability to pay debts: the Guarantor or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f)	insolvency: the Guarantor or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or, in respect of the Company or a Borrower (i) it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent, (ii) it admits its inability to pay its debts as they fall due, (iii) it suspends making payments on any of its debts or announces an intention to do so, (iv) by reason of actual or anticipated financial difficulties, it applies for, or is subject to, a composition, assignment or similar arrangement with any creditor or begins negotiations with any creditor for the rescheduling of any of its indebtedness, or (v) a moratorium is declared in respect of any class of its indebtedness; or

(g)	insolvency proceedings – third parties: a proceeding or case shall be commenced, without the application or consent of the Guarantor or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganisation, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or similar officer or the like of the Guarantor or such Material Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Guarantor or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganisation, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more days; or an order for relief against the Guarantor or such Material Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(h)	judgment: a final judgment or judgments for the payment of money in excess of US$200,000,000 in the aggregate shall be rendered by a court or courts against the Guarantor and/or any of its Material Subsidiaries or US$20,000,000 against a Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Guarantor, the relevant Material Subsidiary or the relevant Borrower shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)	ERISA event: an event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Guarantor or any ERISA Affiliate shall be reasonably likely in the opinion of the General Counsel of the Guarantor to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is in excess of 10 per cent. of Consolidated Net Worth; or

(j)	control of Guarantor: any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended, it being agreed that an employee of the Guarantor or any Consolidated Subsidiary for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a group of persons within the meaning of said Section 13 or 14 solely because such employee’s shares are held by a trustee under said plan) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act, as amended) of 20 per cent. or more of the outstanding shares of stock of the Guarantor having by the terms thereof ordinary voting power to elect (whether immediately or ultimately) a majority of the board of directors of the Guarantor (irrespective of whether or not at the time stock of any other class or classes of stock of the Guarantor shall have or might have voting power by reason of the happening of any contingency); or

(k)	board of directors of Guarantor: during any period of 24 consecutive calendar months, a majority of the board of directors of the Guarantor shall no longer be composed of individuals (i) who were members of said board of directors on the first day of such period or (ii) whose election or nomination to said board of directors was approved by individuals referred to in paragraph (i) above constituting at the time of such election or nomination at least a majority of said board of directors; or

(l)	Guarantee: the guarantee given by the Guarantor under this Agreement or any provision thereof shall cease to be in full force or effect, or any Person acting by or on behalf of the Guarantor shall deny or disaffirm in writing the Guarantor’s obligations under the guarantee given by the Guarantor under this Agreement; or

(m)	ownership of the Borrowers: any Borrower is not or ceases to be a Wholly Owned Subsidiary of the Guarantor;

THEREUPON:

(i)	in the case of an Event of Default other than one referred to in paragraph (f) or (g) of this Clause with respect to any Obligor:

(A)	the Facility Agent may and, upon request of the Majority Lenders, shall, by notice to the Company, cancel the Total Commitments and they shall thereupon terminate; and

(B)	the Facility Agent may and, upon request of the Majority Lenders shall, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder (including any amounts payable under Clause 25.3 (Break Costs) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and

(ii)	in the case of the occurrence of an Event of Default referred to in paragraph (f) or (g) of this Clause with respect to any Obligor, the Commitments of each Lender shall automatically be cancelled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder (including any amounts payable under Clause 25.3 (Break Costs)) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

22.	THE ADMINISTRATIVE PARTIES

22.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

22.2	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party in connection with any Finance Document.

22.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

22.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

22.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

22.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

22.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

22.8	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	(i) Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any Administrative Party.

22.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Potential Event of Default or Event of Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Potential Event of Default or Event of Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Potential Event of Default or Event of Default and stating that the event is a Potential Event of Default or Event of Default, as the case may be; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or a Mandated Lead Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

22.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

22.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

22.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

22.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

22.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

22.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

22.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

23.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines is market practice.

24.	FEES

24.1	Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Agency Fee Letter.

24.2	Arrangement fee

The Company must pay an arrangement fee in the manner agreed in the Arrangement Fee Letter.

24.3	Participation fee

The Company must pay a participation fee in the manner agreed in the Arrangement Fee Letter.

24.4	Commitment fee

(a)	The Company must pay a commitment fee computed at the rate of 30 per cent. of the Margin applicable to Revolving Credit Loans on the undrawn, uncancelled amount of each Lender’s Revolving Credit Commitment.

(b)	Accrued commitment fee is payable quarterly in arrears. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Revolving Credit Commitment is cancelled in full.

25.	INDEMNITIES AND BREAK COSTS

25.1	Currency indemnity

(a)	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan, other than in respect of subparagraph (a)(iii) above, where the Company’s liability is limited to the payment of Break Costs.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Potential Event of Default or Event of Default, unless such investigation shows that no Potential Event of Default or Event of Default had occurred, in which case the Lenders must indemnify on a pro rata basis the Facility Agent against any such loss or liability incurred; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

25.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by redeploying such amount for a period starting on the date of receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the relevant Borrower a certificate setting forth in reasonable detail (including the calculations of such amount) the amount of any Break Costs claimed by it under this Clause. No amount shall be payable by a Borrower under this Clause until such certificate has been provided to that Borrower.

26.	EXPENSES

26.1	Initial costs

The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees, subject to the cap on legal fees as set out in the mandate letter between the Company and the Mandated Lead Arrangers dated 26 October 2005) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

26.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement (other than any amendment, waiver or consent requested by a Finance Party).

For the avoidance of doubt paragraph (a) of this Subclause does not apply to any Finance Document required under Clause 4.1 (Conditions precedent documents) or in respect of the first Request.

26.3	Enforcement costs

The Company must pay to each Finance Party the amount of all reasonable costs and expenses (including reasonable legal fees) incurred by it in connection with the successful enforcement of, or the preservation of any rights under, any Finance Document.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Guarantor and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

(c)	Each Obligor agrees to any amendment or waiver allowed by this Clause which is agreed to by the Guarantor. This includes any amendment or waiver which would, but for this paragraph, require the consent of the Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

27.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(viii)	Clause 2.3 (Nature of a Finance Party’s rights and obligations); or

(ix)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

27.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

27.4	Waivers and remedies cumulative

The rights of each Party under the Finance Documents:

(a)	may be exercised as often as necessary subject to the terms of this Agreement;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

28.	CHANGES TO THE PARTIES

28.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

28.2	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust, fund or other financial entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	The consent of the Company is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding. The consent of the Company must not be unreasonably withheld or delayed.

(c)	The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(d)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(e)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €1,500.

(f)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(g)	Within ten Business Days of it becoming effective, the Facility Agent will give notice to the Company and the Guarantor of any assignment or transfer for which the consent of the Company is not required under paragraph (b) above.

(h)	A new Lender shall not be entitled to receive any greater payments than the Existing Lender would have received had the assignment or transfer not taken place if such increase in payment arises as a result of circumstances existing at the date of assignment or transfer.

(i)	The liabilities and obligations of the Obligors shall not be increased by reason of any assignment or transfer if such increase arises as a result of circumstances existing at the date of assignment or transfer.

(j)	An assignment transfer or novation under this Clause does not extinguish or otherwise affect the obligations of any Obligor under the Finance Documents.

28.3	Procedure for transfer by way of novations

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf provided that, in circumstances where there is a requirement for the Company to give its prior consent to the assignment or transfer, such authorisation is only given by the Company under this paragraph (c) if it has already given its consent to the assignment or transfer.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

28.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

28.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the relevant Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.6	Additional Borrowers

(a)	If the Guarantor requests that one of its Wholly Owned Subsidiaries becomes an Additional Borrower it must give not less than 10 Business Days’ prior notice to the Facility Agent (who must promptly notify the Lenders).

(b)	If the accession of an Additional Borrower requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it:

(i)	that Finance Party must provide the Facility Agent and the Company with a list of documentation and other evidence it requires to satisfy its know your customer requirements within five Business Days of the Facility Agent notifying that Finance Party under paragraph (a) above (the KYC List Period); and

(ii)	if that Finance Party cannot produce a list under sub-paragraph (i) above before the end of the KYC List Period it must inform the Facility Agent and the Company before the end of the KYC Period that it cannot do so and provide such a list within eight Business Days of the Facility Agent notifying that Finance Party under paragraph (a) above.

(c)	If one of the Wholly Owned Subsidiaries of the Guarantor is to become an Additional Borrower, then the Guarantor must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions precedent documents).

(d)	The prior consent of all the Lenders is required (such consent not to be unreasonably withheld or delayed) to the accession of any Additional Borrower, it being understood that no consent will be required in the case of International Paper (Europe) S.A. which is incorporated in Belgium.

(e)	The relevant Subsidiary will become an Additional Borrower when the Facility Agent notifies the other Finance Parties, the Guarantor and the Company that it has received all of the documents and evidence referred to in paragraph (c) above in form and substance satisfactory to it and (if required) the consent of the Lenders under paragraph (d) above (the Accession Conditions Precedent). The Facility Agent must give this notification within two Business Days of receiving all the Accession Conditions Precedent.

(f)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Guarantor, to the Facility Agent constitutes confirmation by that Subsidiary and the Guarantor that the Repeating Representations are then correct.

(g)	There may only be four Borrowers under this Agreement.

28.7	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.8	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in Loans in the manner provided for in sub-paragraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

29.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	if required to do so in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	if required to do so to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers in connection with this transmission;

(vi)	to the extent allowed under paragraph (b) below;

(vii)	to another Obligor; or

(viii)	with the prior written agreement of the relevant Obligor.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

30.	SET-OFF

Following the occurrence of an Event of Default which is outstanding, a Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor (other than amounts due by that Finance Party under a Trading Contract), regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

31.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

31.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

32.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax or any other electronic communication approved by the Facility Agent and the Company; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

34.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company and the Guarantor for this purpose are:

Address:	International Paper Company, 400 Atlantic Street, Stamford, Connecticut 06921
Fax number:	(203) 541-8263

Attention:	Vice President-Treasury

With a copy to:

David S. Stein, Esq,

International Paper Company,

400 Atlantic Street,

Stamford,

Connecticut 06921

Fax number: (203) 541-8208

(c)	The contact details of the Facility Agent for this purpose are:

Address:	37 Place du Marché Saint Honoré 75031 Paris Cedex 01
Fax number:	+ 33 (0) 1 42 98 43 17
E-mail:	thierry.bonnel@bnpparibas.com
Attention:	Thierry Bonnel.

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

34.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, 24 hours after despatch; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent, the Company or the Guarantor will only be effective on actual receipt by it.

34.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	Save as otherwise provided under this Agreement, all communication under the Finance Documents to or from an Obligor (other than the Guarantor) must be sent through the Guarantor.

(c)	Each Obligor (other than the Guarantor) irrevocably appoints the Guarantor to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Guarantor in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	Each Finance Party may assume that any communication made by the Guarantor is made with the consent of each other Obligor.

35.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

36.	USA PATRIOT ACT

Each Lender hereby notifies each Obligor, that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law 26 October 2001)) (the Patriot Act), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Patriot Act.

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	Notwithstanding paragraph (a) above, any New York State court or Federal court sitting in the City and County of New York also has jurisdiction to settle any dispute in connection with any Finance Document.

(c)	The English and New York courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(d)	To the extent allowed by law, a Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

38.2	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints Dewey Ballantine, One London Wall, London, EC2Y 5EZ as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	Each Obligor not incorporated in the State of New York irrevocably appoints the Guarantor as its agent for service of process in any proceedings before any New York State courts.

(c)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(d)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(e)	This Clause does not affect any other method of service allowed by law.

38.3	Waiver of immunity

Each Party irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by another Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

38.4	Waiver of trial by jury

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY ANY FINANCE DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE.

39.	COMPLETE AGREEMENT

The Finance Documents contain the complete agreement between the Parties on the matters to which they are related and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Term Loan Commitments
(in dollars)
ABN AMRO Bank N.V.	43,750,000
BNP Paribas Ireland	62,125,000
Citibank International plc, London Branch	43,750,000
The Bank of Tokyo-Mitsubishi Ltd., New York Branch	41,562,500
Deutsche Bank AG, London Branch	41,562,500
Banco Santander Central Hispano S.A., New York Branch	35,000,000
Bank of America, N.A.	35,000,000
Commerzbank AG, New York and Grand Cayman Branches	35,000,000
Credit Suisse, Cayman Islands Branch	35,000,000
Goldman Sachs Credit Partners L.P.	35,000,000
JP Morgan Chase Bank	35,000,000
Mizuho Corporate Bank, Ltd	35,000,000
The Royal Bank of Scotland plc	35,000,000
UBS Limited	35,000,000
Fortis Capital Corp. (Fortis Bank S.A./N.V. as its Affiliate in relation to Loans to any Borrower incorporated in Belgium (if any))	23,625,000
Nordea Bank Finland Plc	18,375,000
The Norinchukin Bank, New York Branch	18,375,000
SANPAOLO IMI S.p.A.	18,375,000
Société Générale	18,375,000

Sumitomo Mitsui Banking Corporation	18,375,000
U.S. Bank, N.A.	18,375,000
Wachovia Bank, National Association	18,375,000

Total Term Loan Commitments	$700,000,000

Name of Original Lender	Revolving Credit Commitments
(in dollars)
ABN AMRO Bank N.V.	6,250,000
BNP Paribas Ireland	8,875,000
Citibank International plc, London Branch	6,250,000
The Bank of Tokyo-Mitsubishi Ltd., New York Branch	5,937,500
Deutsche Bank AG, London Branch	5,937,500
Banco Santander Central Hispano S.A., New York Branch	5,000,000
Bank of America, N.A.	5,000,000
Commerzbank AG, New York and Grand Cayman Branches	5,000,000
Credit Suisse, Cayman Islands Branch	5,000,000
Goldman Sachs Credit Partners L.P.	5,000,000
JP Morgan Chase Bank	5,000,000
Mizuho Corporate Bank, Ltd	5,000,000
The Royal Bank of Scotland plc	5,000,000
UBS Limited	5,000,000

Fortis Capital Corp. (Fortis Bank S.A./N.V. as its Affiliate in relation to Loans to any Borrower incorporated in Belgium (if any))	3,375,000
Nordea Bank Finland Plc	2,625,000
The Norinchukin Bank, New York Branch	2,625,000
SANPAOLO IMI S.p.A.	2,625,000
Société Générale	2,625,000
Sumitomo Mitsui Banking Corporation	2,625,000
U.S. Bank, N.A.	2,625,000
Wachovia Bank, National Association	2,625,000

Total Revolving Credit Commitments	$100,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

Original Obligors

1.	A copy of the constitutional documents of each Original Obligor. In respect of the Company, this shall be its articles of association, an updated excerpt from the Luxembourg trade and companies register and a non-bankruptcy certificate.

2.	A copy of a resolution of the board of each Original Obligor approving the terms of, and the transactions contemplated by, this Agreement.

3.	A specimen of the signature of each person authorised on behalf of an Original Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document and evidence that each person signing the Finance Documents on behalf of the Company is authorised to do so.

4.	A certificate of an authorised signatory of the Company:

(a)	confirming that utilising the Total Commitments in full would not breach any limit binding on any Original Obligor; and

(b)	certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.	Evidence that any process agent referred to in Clause 38.2 (Service of process), if not an Obligor, has accepted its appointment.

Legal opinions

Legal opinions of Allen & Overy LLP, under the laws of England, New York and Luxembourg, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all fees, costs and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

2.	A copy of the Original Financial Statements and the latest annual unaudited financial statements relating to the Company.

3.	For the Company, the following documentation and evidence (in addition to that required under paragraphs 1 to 3 under the title “Original Obligors” in this Part 1 of Schedule 2) in relation to know your customer requirements:

(a)	a letter signed by an authorised officer of the Guarantor confirming that the Company is a wholly owned direct subsidiary of the Guarantor;

(b)	a letter signed by an authorised officer of the Company confirming: (i) name of auditors of the Company, (ii) tax identification number of the Company, (iii) names of the principal officers of the Company and (iv) confirmation of the main business activity and the primary source of funds of the Company;

(c)	a copy of any government issued business licence, if such licence is required;

(d)	a completed tax form W-8BEN; and

(e)	USA Patriot Act certificate, completed by an authorised officer of the Guarantor, if such certificate is required by particular Lenders,

if such item is required by a particular Lender.

PART 2

FOR AN ADDITIONAL BORROWER

Additional Borrowers

1.	An Accession Agreement, duly entered into by the Guarantor and the Additional Borrower.

2.	A copy of the constitutional documents of the Additional Borrower including a copy of an extract of the registration with the Crossroads Bank for Enterprises for each Additional Obligor incorporated in Belgium.

3.	A copy of a resolution of the board of directors of the Additional Borrower approving the terms of, and the transactions contemplated by, the Accession Agreement.

4.	A copy of a resolution of an extraordinary meeting of the shareholders of each Additional Obligor incorporated in Belgium approving the change of control provisions in this Agreement and evidence that an extract of the resolution has been filed in accordance with Article 556 of the Belgian Company Code.

5.	A specimen of the signature of each person authorised on behalf of the Additional Borrower to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

6.	A certificate of an authorised signatory of the Additional Borrower certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

7.	If available, a copy of the latest audited or (as the case may be) unaudited accounts of the Additional Borrower.

8.	Evidence that any process agent referred to in Clause 38.2 (Service of process) has accepted its appointment in relation to the Additional Borrower.

Legal opinions

1.	If the Additional Borrower is incorporated in a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction to the Facility Agent, addressed to the Finance Parties.

2.	A legal opinion of Allen & Overy LLP, legal advisers in England to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

1.	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

2.	The following documentation and evidence in relation to know your customer requirements:

(a)	for an Additional Borrower incorporated in Belgium, the following documentation and evidence (in addition to that required under paragraphs 1 to 3 under the title “Additional Borrowers in this Part 2 of Schedule 2):

(i)	a letter signed by an authorised officer of the Guarantor confirming that the Additional Borrower is a wholly owned direct or indirect subsidiary of the Guarantor;

(ii)	a letter signed by an authorised officer of the Additional Borrower confirming: (i) name of auditors of the Additional Borrower ,(ii) tax identification number of the Additional Borrower , (iii) names of the principal officers of the Additional Borrower and (iv) confirmation of the main business activity and the primary source of funds of the Additional Borrower ;

(iii)	a copy of any government issued business licence, if such licence is required;

(iv)	a completed tax form W-8BEN; and

(v)	USA Patriot Act certificate, completed by an authorised officer of the Guarantor, if such certificate is required by particular Lenders,

if such item is required by a particular Lender; and

(b)	for any other Additional Borrower the documentation and evidence which is requested by a Finance Party under paragraph (b) of Clause 28.6 (Additional Borrowers),

in each case, together with any additional documentation and evidence required by law or regulation at the time the Guarantor requests under paragraph (a) of Clause 28.6 (Additional Borrowers) that one of its Wholly Owned Subsidiaries accedes to this Agreement, such documentation and evidence being that set out in any list provided under paragraph (b) of Clause 28.6 (Additional Borrowers).

3.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable for tax, legal or regulatory reasons in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUEST

To:	[BNP PARIBAS] as Facility Agent

From:	INTERNATIONAL PAPER INVESTMENTS (LUXEMBOURG) S.à r.l.

Date:	[ ]

INTERNATIONAL PAPER INVESTMENTS (LUXEMBOURG) S.à r.l. US$800,000,000 Credit

Agreement dated [    ] November 2005 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	The Borrower will be [ ].

3.	We wish to borrow a [Term/Revolving Credit] Loan on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount/currency: [ ]

(c)	Term: [ ].

4.	Our payment instructions are: [ ].

5.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

6.	This Request is irrevocable.

By:
INTERNATIONAL PAPER INVESTMENTS (LUXEMBOURG) S.à r.l.

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	General

(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:

(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)	the requirements of the European Central Bank.

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

(d)	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

E x 0.01	per cent. per annum
300

where on the day of application of the formula E is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(ii)	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iii)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)	If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)	Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.

Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

(f)	The rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above.

(g)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

(a)	The Facility Agent may, after consultation with the Company and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(b)	If the Facility Agent, after consultation with the Company, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[BNP PARIBAS] as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

INTERNATIONAL PAPER INVESTMENTS (LUXEMBOURG) S.à r.l. - US$800,000,000 Credit

Agreement dated [    ] November 2005 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterpart were on a single copy of the Transfer Certificate.

6.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [ ].

[BNP PARIBAS]

BY:

SCHEDULE 6

EXISTING LIENS

None.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	[BNP PARIBAS] as Facility Agent

From:	INTERNATIONAL PAPER COMPANY

Date:	[ ]

INTERNATIONAL PAPER INVESTMENTS (LUXEMBOURG) S.à r.l. - US$800,000,000 Credit

Agreement dated [    ] November 2005 (the Agreement)

This Compliance Certificate is delivered pursuant to Clause 18.1 (Financial Statements) of the Agreement.

I, [name and title of the senior officer of the Guarantor], hereby certify that:

a)	the financial statements delivered with this Compliance Certificate fairly present the consolidated financial condition and results of operations of the Company and the consolidated subsidiaries in accordance with generally accepted accounting principles, consistently applied, for [period covered by the relevant financial statements].

b)	No Default has occurred nor were there any continuing during the financial quarter ended [•] for which the Company has not sought a waiver, and for which the Company has reason to believe a waiver will not be granted.[1]

[name of the senior officer of the Guarantor]
[title of the senior officer of the Guarantor]

[1]	If this statement cannot be made, the certificate should identify any Potential Event of Default or Event of Default that is outstanding and the steps, if any, being taken to remedy it.

International Paper Company

Covenant Calculations

($ in millions)

Period Ending [•]

	[date]	Covenant Requirement
Minimum Consolidated Net Worth

Consolidated Net Worth
Capital Stock	[•]
Paid-in-Capital	[•]
Retained Earnings	[•]
FASB 142 Exclusion	[•]
Treasury Stock	[•]

Total Consolidated Net Worth	[•]	[•]

Total Debt to Total Capital

Debt:
Notes Payable & Current Maturities	[•]
Long-Term Debt (Including Trust Preferred Securities)	[•]

Total Debt	[•]

Convertible Tax Deductible Preferred - Minority Interest	[•]

Total Capital:
Total Consolidated Net Worth	[•]
Total Minority Interest	[•]
Convertible Tax Deductible Preferred - Minority Interest	[•]
Total Debt	[•]

Total Capital	[•]

Total Debt-to-Total Capital	[•]	[•]

SCHEDULE 8

EXISTING FACILITIES

List of all debt instruments or facilities of International Paper Company and its Material Subsidiaries with principal or face amount of at least $150,000,000.

ISSUE	PRINCIPAL AMOUNT
5.85% Note Due 2012	$1,140,000,000
3.75% Zero Coupon Convertible Note Due 2021	$1,001,264,000
6.75% Note Due 2011	$975,000,000
5.30% Note Due 2015	$625,000,000
4.00% Note Due 2010	$567,800,000
5.50% Note Due 2014	$484,250,000
4.25% Note Due 2009	$476,175,000
5.25% Note Due 2016	$400,000,000
3.80% Note Due 2008	$300,000,000
5.375% Euro Notes Due 2006	€250,000,000
7.35% Note Due 2025	$200,000,000
6.4% Note Due 2026	$200,000,000
7.2% Note Due 2026	$200,000,000
7.625% Note Due 2007	$198,000,000
6.875% Note Due 2023	$200,000,000
6.875% Note Due 2029	$200,000,000
7.75% Note Due 2025	$150,000,000
6.5% Note Due 2007	$150,000,000

PREFERRED SECURITIES	PRINCIPAL AMOUNT
5.25% Convertible Preferred Securities Due 2025	$449,831,150
7.005% Preferred Stock – TCCII Due 2039	$170,000,000

Bank Facility	Amount outstanding as at 30 September, 2005
$750,000,000 R/C Facility Due 2006		$0
$1,250,000,000 R/C Facility Due 2009		$0
$1,200,000,000 Receivable Securitization 2004		$0
€500,000,000 IPISAS Credit Facility Due 2009 PLN 400,000,000 IP Kwidzyn SA Credit Facility Due 2006	€ PLN	500,000,000 400,000,000

SCHEDULE 9

FORM OF ACCESSION AGREEMENT

To:	[BNP PARIBAS] as Facility Agent

From:	INTERNATIONAL PAPER COMPANY and [Proposed Borrower]

Date:	[ ]

US$800,000,000 Credit Agreement dated [    ] November 2005 and made between, among others,

International Paper Investments (Luxembourg) S.à r.l. and BNP Paribas as Facility Agent (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

Unless otherwise defined in this Accession Agreement, capitalised terms in this Accession Agreement shall have the same meaning as that given to them in the Agreement.

[Proposed Borrower] of [address/registered office] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower.

Clause 38 (Enforcement) of the Agreement will have effect as if set out in this Accession Agreement.

We confirm that [Proposed Borrower] is a Wholly Owned Subsidiary of the Guarantor and will get the benefit of the guarantee under Clause 16 (Guarantee) of the Agreement.

This Accession Agreement is governed by English law.

INTERNATIONAL PAPER COMPANY

By:

[PROPOSED BORROWER]

By:

SIGNATORIES

Company

INTERNATIONAL PAPER INVESTMENTS (LUXEMBOURG) S.à r.l.

By:

Guarantor

INTERNATIONAL PAPER COMPANY

By:

International Paper Investments (Luxembourg) S.ar.l - Facility Agreement – Signature page

Bookrunners

ABN AMRO BANK N.V.

By:

By:

BNP PARIBAS

By:

By:

CITIGROUP GLOBAL MARKETS LIMITED

By:

Mandated Lead Arrangers

ABN AMRO BANK N.V.

By:

By:

THE BANK OF TOKYO-MITSUBISHI LTD., NEW YORK BRANCH

By:

International Paper Investments (Luxembourg) S.ar.l - Facility Agreement – Signature page

BNP PARIBAS

By:

By:

CITIGROUP GLOBAL MARKETS LIMITED

By:

DEUTSCHE BANK AG, LONDON BRANCH

By:

By:

Original Lenders

ABN AMRO BANK N.V.

By:

By:

BANCO SANTANDER CENTRAL HISPANO S.A., NEW YORK BRANCH

By:

By:

BANK OF AMERICA, N.A.

By:

International Paper Investments (Luxembourg) S.ar.l - Facility Agreement – Signature page

THE BANK OF TOKYO-MITSUBISHI LTD., NEW YORK BRANCH

By:

BNP PARIBAS IRELAND

By:

CITIBANK INTERNATIONAL PLC, LONDON BRANCH

By:

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES

By:

By:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:

DEUTSCHE BANK AG, LONDON BRANCH

By:

By:

FORTIS CAPITAL CORP.

By:

FORTIS BANK S.A./N.V.

By:

International Paper Investments (Luxembourg) S.ar.l - Facility Agreement – Signature page

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:

JP MORGAN CHASE BANK

By:

MIZUHO CORPORATE BANK, LTD

By:

NORDEA BANK FINLAND PLC

By:

THE NORINCHUKIN BANK, NEW YORK BRANCH

By:

SANPAOLO IMI S.p.A.

By:

SOCIÉTÉ GÉNÉRALE

By:

SUMITOMO MITSUI BANKING CORPORATION

By:

THE BANK OF NEW YORK

By:

International Paper Investments (Luxembourg) S.ar.l - Facility Agreement – Signature page

THE ROYAL BANK OF SCOTLAND PLC

By:

UBS LIMITED

By:

U.S. BANK, N.A.

By:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:

Facility Agent

BNP PARIBAS

By:

By:

International Paper Investments (Luxembourg) S.ar.l - Facility Agreement – Signature page